CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-164840 on Form N-14, of our report dated February 19, 2010 relating to the financial statements and financial highlights of the Ultra Series Small Cap Value Fund, Small Cap Growth Fund, Mid Cap Value Fund, Mid Cap Growth Fund, International Stock Fund, and Global Securities Fund (six of the portfolios constituting Ultra Series Fund), appearing in the Annual Report of Ultra Series Fund for the year ended December 31, 2009 and to the reference to us under the heading “Financial Statements” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
March 4, 2010